Exhibit 5.1

[SIRVA letterhead]

October 5, 2007

SIRVA, Inc.
700 Oakmont Lane
Westmont, Illinois 60559

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of SIRVA, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the registration of 7,400,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issuable under the Company’s Amended and Restated Omnibus Stock Incentive Plan (the “Plan”), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933.

In connection therewith, I (or attorneys under my supervision) have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that the Shares reserved for issuance under the Plan have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933.

Very truly yours,

/s/ Eryk J. Spytek
Eryk J. Spytek
Senior Vice President, General Counsel and
Secretary